UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 6, 2009

First BanCorp.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	001-14793	66-0561882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1519 Ponce de Leon Ave., PO Box 9146, San Juan, Puerto Rico		00908-0146
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-729-8041

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 7, 2009, First BanCorp (the "Corporation") announced that Fernando Scherrer, who currently serves as the Corporation’s Executive Vice President and Chief Financial Officer, has informed the Corporation of his intention to resign in the near future. At this time, the Corporation expects that Mr. Scherrer’s resignation will take effect on or about July 31, 2009.

(c) On May 7, 2009, the Corporation also announced that it has appointed Orlando Berges (age 51), effective May 11, 2009, to serve as Executive Vice President of the Corporation and, upon Mr. Scherrer’s resignation, to assume the role of Chief Financial Officer. Mr. Scherrer will assist Mr. Berges to ensure a smooth transition.

Mr. Berges joins the Corporation with over 30 years of experience in the financial, administration and business sectors. Prior to joining the Corporation, Mr. Berges served as Executive Vice President of Administration of Banco Popular de Puerto Rico from May 2004 to May 2009. Mr. Berges has been responsible for supervising the finance, operations, real estate and administration functions in both Puerto Rico and U.S. markets. Mr. Berges also served as Regional Manager of a branch network of Banco Popular de Puerto Rico from November 2001 to April 2004 and as Executive Vice President and Chief Officer for Financial, Operations and Administration of Banco Popular North America from January 1998 to October 2001. Prior to January 1998, Mr. Berges held various positions in Banco Popular de Puerto Rico covering the financial and accounting functions including serving as Comptroller of Popular, Inc. and Banco Popular de Puerto Rico. Mr. Berges is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and of the Puerto Rico Society of Certified Public Accountants. He holds a Bachelor’s Degree in Business Administration with a concentration in accounting from the University of Puerto Rico.

In connection with Mr. Berges’ appointment as Executive Vice President, the Corporation entered into a three-year employment agreement (the "Agreement"), effective May 11, 2009, with Mr. Berges. The Agreement has automatic one-year extensions unless the Corporation or Mr. Berges provides prior notice that the Agreement will not be extended. Under the terms of the Agreement, Mr. Berges is entitled to receive annually a base salary of $600,000 (the "Annual Base Salary"), plus an annual bonus opportunity based upon Mr. Berges’ achievement of predetermined business objectives. In addition, Mr. Berges will be entitled to use a company-owned automobile, participate in the Corporation’s stock incentive, retirement, and other plans, and receive other benefits granted to employees and executives of the Corporation. The Agreement includes termination and change in control benefits. If Mr. Berges is terminated by the Board without cause within a two-year period following a change in control of the Corporation, he will be entitled to receive a severance lump sum payment equal to three times his Annual Base Compensation plus three times the highest cash performance bonus paid to him in any of the three fiscal years prior to the date of the termination without cause, and the value of any other benefits provided to Mr. Berges during the year in which the termination without cause occurs. In the event the Corporation terminates Mr. Berges’ employment without cause during the employment period, Mr. Berges will be entitled to a severance payment equal to the annual base compensation amount to which he would be entitled under the Agreement, prorated to cover the remaining balance of the three-year term. The Agreement also provides that any payment prohibited as a result of the Corporation’s participation in the Department of the Treasury’s (the "Treasury") Troubled Assets Relief Program Capital Purchase Program (the "Program") is not payable during the period that the Treasury holds an equity or debt position in the Corporation pursuant to the Program.

For purposes of the Agreement with Mr. Berges, a "Change of Control" will be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Corporation having 25% or more of the total number of votes which may be cast for the election of directors of the Corporation or which, by cumulative voting, if permitted by the Corporation’s charter or bylaws, would enable such third person to elect 50% or more of the directors of the Corporation; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or any other business combination, sales of assets or contested election, or any combination of the foregoing transactions, the person who were directors of the Corporation before such transaction shall cease to constitute a majority of the Board of the Corporation or any successor institution.

A copy of the press release announcing the appointment of Mr. Berges and the resignation intent of Mr. Scherrer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On May 6, 2009, the Corporation issued a press release which announced that the Corporation’s Board of Directors has declared the next payment of dividends on First BanCorp’s Series A through F Preferred Shares. A copy of the press release is incorporated herein by reference from Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 - Press Release of First BanCorp dated May 7, 2009.

Exhibit 99.2 - Press Release of First BanCorp dated May 6, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First BanCorp.

May 7, 2009	By:	Fernando Scherrer

Name: Fernando Scherrer
Title: EVP and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of First BanCorp dated May 7, 2009
99.2	Press Release of First BanCorp dated May 6, 2009